NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CHANGES IN MANAGEMENT AND ITS BOARD OF DIRECTORS

NEW YORK, NEW YORK (January 20, 2016) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported that its Board of Directors has implemented the previously announced executive succession plan, pursuant to which Michael S. Gamzon has been appointed to the positions of President and Chief Executive Officer effective January 1, 2016, succeeding Frederick Michael Danziger, who had been Chief Executive Officer of Griffin since 1997.  Mr. Danziger remains the Chairman of Griffin’s Board of Directors.  As part of this transition, on January 19, 2016, Mr. Gamzon was elected a member of the Board of Directors, succeeding David M. Danziger, who resigned from the Board of Directors effective upon the election of Mr. Gamzon.  The resignation of Mr. David M. Danziger was to enable Griffin to maintain compliance with NASDAQ regulations that require boards to have a majority of their members be independent directors. Mr. David Danziger had been a Director since 2006.

Mr. Gamzon joined Griffin in 2008 as a Vice President and rose to become President and Chief Operating Officer after having a variety of responsibilities with the Company.  He established Griffin’s presence in the Lehigh Valley of Pennsylvania where he oversaw all of Griffin’s real estate activities including acquisitions, development, leasing and property operations.  Griffin will have nearly 1.2 million square feet of properties in the Lehigh Valley upon completion of the 252,000 square foot warehouse that is currently under construction.

Mr. Danziger stated, "I am extremely pleased to have Michael succeed me as CEO and as Chairman I look forward to continuing to work closely with him.  He has made exceptional contributions to Griffin and the Board and I have complete confidence in his ability to lead the Company forward.  I also would like to thank David for his many valuable contributions during his years of service on the Board of Directors.”

Mr. Gamzon commented, “I would like to thank the Board of Directors and Mike Danziger for giving me the opportunity to lead Griffin.  I look forward to continuing our efforts to expand Griffin’s portfolio, grow the Company’s profitability and cash flow and increase shareholder value.”

Prior to joining Griffin, Mr. Gamzon served as an investment analyst with Alson Capital Partners, LLC and Cobalt Capital Management, LLC and held prior positions at SCP Private Equity Partners, investment bank Donaldson, Lufkin & Jenrette and PepsiCo, Inc.  Mr. Gamzon received a B.A. degree in economics from Yale University and a Masters in Business Administration from Harvard Business School.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Griffin’s beliefs in Mr. Gamzon’s leadership ability, in particular with respect to expanding Griffin’s portfolio, growing the Company’s profitability and cash flow and increasing shareholder value. Although Griffin believes that its plans, intentions and expectations are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The estimates on which the assumptions are based, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business", "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any estimates as a result of developments occurring after the date of this press release except as required by law.